Exhibit 23.3

ROPES & GRAY LOGO	ROPES & GRAY LLP
	ONE INTERNATIONAL PLACE	BOSTON, MA 02110-2624	617-951-7000	F 617-951-7050
BOSTON NEW YORK PALO ALTO SAN FRANCISCO WASHINGTON, DC www.ropesgray.com

        June 28, 2006

Affiliated Managers Group, Inc.
AMG Capital Trust I

Ladies and Gentlemen:

We consent to the setting forth of our opinion and the reference to our name under the caption "Material United States Federal Income Tax Considerations" in the prospectus which forms a part of the registration statement on Form S-3.

In giving this consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ropes & Gray

Ropes & Gray